FORM 8K	File:20050616-FY06Q1

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) : June 16, 2005

RICHARDSON ELECTRONICS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	0-12906	36-2096643
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois		60147-0393
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:		(630) 208-2200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

For Immediate Release

For Details, Please Contact:
Ed Richardson	Kelly Phillips
Chairman and Chief Exective Officer Richardson Electronics, Ltd.	Chief Financial Officer Richardson Electronics, Ltd.
Phone: (630)208-2340 E-mail: info@rell.com
Richardson Electronics Announces First Quarter Dividend

LaFox, IL, Thursday, June 16, 2005:  Richardson Electronics, Ltd. (NASDAQ: RELL) today announced that its Board of Directors voted to declare a cash dividend for the first quarter of fiscal 2006 to all holders of common stock.

The cash dividend of $.04 per share will be payable August 12, 2005 to all common stockholders of record July 29, 2005. The Company currently has 14,264,409 shares of common stock outstanding, net of shares held in treasury. A dividend equal to 90 percent of the dividend paid on the common stock will be paid to the holders of the 3,119,902 outstanding shares of Class B Common Stock.

About Richardson Electronics

Richardson Electronics, Ltd. is a global provider of “engineered solutions,” serving the RF and wireless communications, industrial power conversion, security and display systems markets. The Company delivers engineered solutions for its customers’ needs through product manufacturing, systems integration, prototype design and manufacture, testing and logistics. Press announcements and other information about Richardson are available on the World Wide Web at http://www.rell.com/investor.asp.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICHARDSON ELECTRONICS, LTD.
Date: June 16, 2005	By: /s/ Kelly Phillips
Name: Kelly Phillips Title: Chief Financial Officer